CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated December 30, 2014 on the financial statements and financial highlights of EP Emerging Markets Small Companies Fund (formerly EP Asia Small Companies Fund), a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectuses and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 31, 2015